Exhibit 16.1



September 25, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read Item 4 of Form 8-K dated September 22, 2003 of LMI Aerospace, Inc. and are in agreement with the statements contained in Item 4 (a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                      /s/ Ernst & Young LLP